Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Reports Fiscal Third Quarter 2007 Results

Noteworthy points
•	David B. Vaden named president, North America & Global Operations

•	$9M of expected contracts unsigned in quarter, negatively affects sales, revenue and earnings

•	Actions taken in US operations will save $3.0 million in FY08

•	Q3 European revenue up 17% — European Internet revenue up 10%

•	Acquisition of online research firm MediaTransfer AG enables access to $2.2B German market

•	Additional $25M authorized for share buy-back plan – raising total to $80 million

•	Company adjusts 2HFY07 guidance to $108 — $110 million revenue, $0.06 — $0.07 EPS
ROCHESTER, N.Y. — May 4, 2007 — Harris Interactive® (Nasdaq:HPOL) announced results for its third fiscal quarter of 2007, which ended March 31, 2007.
Consistent with its strategy for global expansion, the Company has promoted former executive vice president and chief operations officer, David B. Vaden to the new position of president, North America & Global Operations, reporting to the CEO. All North American research, sales and marketing organizations will now report to Mr. Vaden. In addition, three smaller business units were merged into existing larger groups and direct labor resources were reduced across a number of business units. FY08 cost savings resulting from these actions are expected to be approximately $3.0 million. “As the Company continues to focus more attention on European growth and global expansion, the US business must have a dedicated leader who can rapidly respond to the demands of this fast-paced environment,” said Novak. “Based on his past success, I believe that David will make significant improvements in our North American business.”
Third fiscal quarter results
Revenue for the third quarter was $52.6 million, up 1% from the $52.2 million reported for the same period a year ago. US revenue was $41.0 million, down 3% from the $42.4 million of revenue reported a year ago. European revenue, including $1.2 million of favorable foreign exchange rate differences, was $11.5 million, up 17% from the $9.8 million of revenue reported for the third fiscal quarter of 2006.
“The $9 million of sales bookings that didn’t occur in the quarter negatively affected Q3 revenue, and will affect Q4 revenue as well,” said Ronald E. Salluzzo, CFO of Harris Interactive. “Uncertainty in the pharmaceutical industry continues to affect our pharma-centric Health Care research team. While we are now seeing success in selling a wider range of services into our existing clients, and moving into new market areas such as medical devices and managed care, it was not enough to offset the declines in this, our historically strongest research team,” said Salluzzo.
Internet revenue
Global Internet revenue for the third fiscal quarter was $30.9 million, down slightly from the $31.2 million of Internet revenue reported for the same period a year ago. US fiscal third quarter Internet revenue was $27.5 million, down 2% when compared to $28.0 million of Internet revenue in the fiscal third quarter of 2006. European Internet revenue was $3.5 million, up 10% from the $3.2 million of Internet revenue reported for the same period last year. Internet revenue comprised 59% of total revenue, 67% of the US revenue and 30% of the European revenue for the third fiscal quarter of 2007, versus 60%, 66% and 32% respectively for the same period last year.

Operating income
Operating income for the third quarter, which included approximately $0.6 million in costs relating to an uncompleted acquisition, was $1.5 million, or 2.8% of revenue, down 64% when compared to operating income of $4.1 million, or 7.9% of revenue, for the same period a year ago. “In addition to the acquisition expenses, two large projects in start-up phase, contract delays leading to excess staff, and increased sales expense all led to lower margin for the quarter,” stated Salluzzo.
Net income
Net income for the third quarter was $1.2 million, or $0.02 per diluted share, down 54% when compared with net income of $2.5 million, or $0.04 per diluted share, for the same period a year ago.
Sales bookings
Sales bookings for the third quarter were $58.6 million, down approximately 12% from the $66.3 million of sales bookings reported a year ago. “We continue to believe in the efficacy of our sales model, and are starting to see sustained benefits from the sales investments we’ve made over the last twelve months,” stated Novak. “Our US external sales team, which has grown by 25%, has increased its sales bookings by 31% over last year, but not enough to entirely offset the $15 — $17 million dollars of existing account sales that we’ll lose this year due to last year’s attrition of client-facing research staff. We believe the research work force is stable now and expect sales bookings growth to continue, which will restart revenue growth,” Novak ended.
Fiscal year to date results
Revenue for the first nine months of fiscal 2007, which ended on March 31, 2007, was $157.1 million, up slightly from the $156.0 million of revenue reported for the first nine months of fiscal 2006. US revenue for the nine month period was $120.9 million, down 2% from the $123.2 million of revenue reported for the same period a year ago. European revenue, including $3.0 million of favorable foreign exchange rate differences, was $36.3 million, up 11% when compared to $32.8 million of revenue reported for the same period a year ago.
Global Internet revenue for the first nine months of fiscal 2007 was $92.3 million, up 1% from Internet revenue of $91.5 million reported for the same period a year ago. US Internet revenue was $80.3 million, down 2% when compared to the $82.0 million reported last year. European Internet revenue for the period was $12.0 million, up 26% from the $9.5 million of Internet revenue reported for the same period a year ago. For the nine month period, Internet revenue comprised 59% of total revenue, 66% of the US revenue and 33% of the European revenue, versus 59%, 67% and 29% respectively last year.
Operating income for the first nine months was $8.3 million, or 5.3% of revenue, down 18% when compared to operating income of $10.1 million, or 6.5% of revenue for the same period a year ago.
Net income for the first nine months was $5.7 million, or $0.10 per diluted share, down 7% when compared with net income of $6.1 million, or $0.10 per diluted share, reported for the first nine months of fiscal 2006.
Balance sheet
Cash, cash-equivalents and marketable securities as of March 31, 2007 were $29.1 million, down from $54.0 million at the end of the second fiscal quarter of 2007 and from $57.9 million reported a year ago. “The substantial reduction of cash was due to our investment of approximately $27.5 million on the share repurchase plan in Q3FY07,” said Salluzzo.

2HFY07 outlook revised
For the second half of fiscal 2007, the Company expects revenue in the range of $108 to $110 million. Net earnings, which will include approximately $0.6 million in costs relating to the actions taken in the US, are expected to be between $0.06 and $0.07 per diluted share. These estimates include a full-quarter impact of MediaTransfer AG, which the Company acquired on April 1, 2007.
$25 million added to stock buy-back plan
The board of directors authorized adding $25 million to the Company’s existing share buy-back plan. Since the plan’s inception in May 2006, the Company has spent $55 million to repurchase approximately 10 million shares at an average price of $5.52 per share, and has reduced its total shares outstanding by about 15%.
Acquisition of MediaTransfer AG
On April 1, 2007, the Company acquired MediaTransfer AG Netresearch & Consulting, a private European online research firm based in Hamburg, Germany. MediaTransfer, which has research expertise in the CPG, telecom, financial services and pharmaceutical industries, had approximately €4.5 million ($6 million USD) of revenue in calendar 2006 — 92% of which was derived from Internet-based research. “The MediaTransfer team is highly motivated and truly excited about the opportunity to grow with Harris Interactive. Besides being a great cultural fit, their Internet research expertise, unique virtual reality technology, top-tier client relationships and 250,000 member online panel are very valuable additions for us,” said Gregory T. Novak, president and CEO. “The MediaTransfer acquisition was also another important step in expanding our global footprint.”
Harris Interactive utilized its existing line of credit to pay €9 million (about $12 million USD) in the all-cash deal for the firm, which had net working capital of approximately €1.6 million (about $2.2 million USD) and no debt.
Q3 fiscal 2007 results conference call and webcast
The Company has scheduled a conference call to discuss these results for Friday, May 4, 2007 at 8:00 a.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 866.362.4831 in the United States and Canada, or 617.597.5347 internationally. The passcode is 59345252. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be available. This media release, including financial schedules, will be available at our website: www.harrisinteractive.com/ir, prior to the call.

Harris Interactive Key Operating Metrics — Quarterly
Updated 5/4/07

	Q3	Q4	Q1	Q2	Q3
Dollar amounts in millions US$	FY2006	FY2006	FY2007	FY2007	FY2007
Consolidated Revenue	$52.2	$60.0	$48.0	$56.6	52.6
Internet Revenue (% of total revenue)	60%	56%	60%	57%	59%
US Internet Revenue (% of US revenue)	66%	64%	67%	66%	67%
European Internet Revenue (% of European revenue)	32%	28%	39%	30%	30%
Cash, Cash Equivalents & Marketable Securities	$57.9	$56.6	$46.8	$54.0	$29.1
Sales Bookings	$66.3	$47.9	$43.9	$66.5	$58.6
Ending Sales Backlog	$71.2	$59.0	$54.9	$64.9	$70.9
Average Billable Full Time Equivalents (FTE’s)	721	727	729	729	738
Days Sales Outstanding (DSO)	32 days	43 days	47 days	44 days	36 days
Utilization	63%	64%	60%	61%	64%
Sales Bookings to Revenue Ratio (S/R)	1.27	0.80	0.91	1.18	1.11
Harris Interactive Key Operating Metrics — Trailing Twelve Months
Updated 5/4/07

Dollar amounts in millions US$	Mar 06	Jun 06	Sep 06	Dec 06	Mar 07
Consolidated Revenue	$210.2	$216.0	$215.1	$216.9	$217.2
Internet Revenue (% of total revenue)	58%	58%	59%	58%	58%
US Internet Revenue (% of US revenue)	66%	66%	66%	66%	66%
EUR Internet Revenue (% of European revenue)	29%	29%	32%	32%	32%
Total Sales Bookings	$218.5	$218.6	$217.6	$224.6	$216.8
Average Billable Full Time Equivalents (FTE’s)	733	733	728	727	731
Utilization	61%	62%	63%	62%	62%
Sales Bookings to Revenue Ratio (S/R)	1.04	1.01	1.01	1.04	1.00
Key Operating Metrics Definitions
Sales Bookings - The contract value of revenue-generating projects that are anticipated to take place during the next four fiscal quarters for which a firm client commitment has been received during the current period, less any adjustments during the current period to prior period sales bookings due to contract value adjustments or project cancellations.
Ending Sales Backlog - Prior period ending sales backlog plus current period sales bookings less revenue recognized on outstanding projects as of the end of the period.
Average Billable Full-time Equivalents (FTE’s) — The hours of available billable capacity in a given period divided by total standard hours for a full-time employee. This represents an average for the periods reported.
Days Sales Outstanding (DSO) — Accounts receivable as of the end of the applicable period (including unbilled receivables less deferred revenue) divided by our daily revenue (total revenue for the period divided by the number of calendar days in the period).
Utilization — Hours billed by project personnel in connection with specific revenue-generating projects divided by total hours of available capacity. Hours billed do not include marketing, selling, or proposal generation time.
Sales Bookings to Revenue Ratio (S/R) — This ratio is determined by dividing total sales bookings for the period by total revenue. Ratios above 1.0 are indicative of a growing sales backlog.
Note: The metrics presented herein should be read in conjunction with all other reports and documents filed by the Company with the Securities and Exchange Commission during each of the fiscal periods noted above.

Please see attached schedules for detailed financial information.
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About Harris Interactive
Harris Interactive is the 12th largest and fastest-growing market research firm in the world. The company provides innovative research, insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiaries Novatris in France and MediaTransfer AG in Germany, and through a global network of independent market research firms. More information about Harris Interactive may be obtained at www.harrisinteractive.com. To become a member of the Harris Poll Online and be invited to participate in online surveys, register at www.harrispollonline.com.
Contact
Dan Hucko
SVP, Corporate Communications — Investor Relations
Harris Interactive Inc.
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Harris Interactive Inc. 5/07

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	June 30,
	2007	2006
Assets
Cash and cash equivalents	$24,737	$11,465
Marketable securities	4,325	45,145
Accounts receivable, net	32,436	35,454
Unbilled receivables	7,680	9,502
Prepaids and other current assets	6,381	5,436
Deferred tax assets	3,414	3,534
Assets held for sale	—	761

Total current assets	78,973	111,297

Property, plant and equipment, net	9,902	9,759
Goodwill	103,454	103,454
Other intangibles, net	10,623	11,648
Deferred tax assets	14,974	16,827
Other assets	1,614	1,572

Total assets	$219,540	$254,557

Liabilities and Stockholders’ Equity
Accounts payable	8,152	11,495
Accrued expenses	18,645	21,573
Deferred revenue	19,047	16,720

Total current liabilities	45,844	49,788

Deferred tax liabilities	469	563
Other long-term liabilities	1,073	2,928

Total stockholders’ equity	172,154	201,278

Total liabilities and stockholders’ equity	$219,540	$254,557

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenue from services	$52,554	$52,248	$157,147	$156,000
Cost of services	26,846	24,501	77,413	75,406

Gross profit	25,708	27,747	79,734	80,594
Gross margin	48.9%	53.1%	50.7%	51.7%

Operating expenses:
Sales and marketing	5,597	5,124	15,471	14,957
General and administrative	17,022	16,790	51,476	50,107
Depreciation and amortization	1,610	1,726	4,936	5,447
Gain on sale of assets held for sale	—	—	(410)	—

Total operating expenses	24,229	23,640	71,473	70,511

Operating income	1,479	4,107	8,261	10,083
Operating margin	2.8%	7.9%	5.3%	6.5%

Interest and other income, net	575	390	1,764	847

Income from operations before income taxes	2,054	4,497	10,025	10,930

Provision for income taxes	898	1,962	4,311	4,805

Net income	$1,156	$2,535	$5,714	$6,125

Basic net income per share	$0.02	$0.04	$0.10	$0.10

Diluted net income per share	$0.02	$0.04	$0.10	$0.10

Weighted average shares outstanding -
Basic	57,438,567	61,676,223	58,504,441	61,524,940

Diluted	57,707,097	61,934,203	58,760,154	61,612,197